Exhibit 99.1
BRANTLEY CAPITAL CORPORATION PROVIDES DISSOLUTION UPDATE

FOR FURTHER INFORMATION		FOR IMMEDIATE RELEASE
CONTACT:	Warren Antler
The Altman Group
(212) 400-2605
     NEW YORK, October 15, 2010 — Brantley Capital Corporation (the “Company”) (NASDAQ: BBDC.PK) today announced its intention to finalize the dissolution of the Company.
     On September 28, 2010, the Securities and Exchange Commission announced that the Honorable James S. Gwin, United States District Judge for the Northern District of Ohio, entered final judgments in connection with a settlement of the Commission’s lawsuit against Robert Pinkas and his firm, Brantley Capital Management, LLC (“BCM”), for several violations of securities laws. BCM formerly served as the investment adviser to the Company, and Mr. Pinkas served as the CEO of both BCM and the Company. Among other things, the final judgments order Pinkas to pay approximately $957,000 in disgorgement, prejudgment interest, and a civil penalty.
The final judgments also provide that the Commission may, pursuant to the Fair Fund provisions of Section 308(a) of Sarbes-Oxley Act 2002, propose a plan to distribute the money to be paid by Mr. Pinkas to deserving parties, subject to the Court’s approval. The Company’s Board of Directors has requested that the Commission propose that the full amount to be paid by Mr. Pinkas be distributed to the Company. There is no assurance that the Commission will comply with the board’s request or that any funds from the settlement will ultimately be distributed to the Company.
     The Company’s Chairman, Phillip Goldstein, said, “Mr. Pinkas’ settlement with the SEC brings Brantley Capital Corporation closer to the end of a long and difficult journey that began when serious wrongdoing by Mr. Pinkas and his cronies was first discovered. Upon the final approval by Judge Gwin of the distribution of the settlement funds and, if applicable, the receipt by the Company of any such funds and, if applicable, the receipt by the Company of any such funds, the Company intends to make a pro rata distribution to shareholders of its remaining cash less sufficient funds to administer the final wind-down of the Company.” As of September 30, 2010, the Company had approximately $1.4 million in cash or cash equivalents. The Company knows of no other material assets or liabilities.
The Company
Brantley Capital Corporation, formerly a business development company, is currently in the process of winding up its affairs, pursuant to a Plan of Liquidation and Dissolution as previously approved by shareholders.